Exhibit 99.2

ORBIC NORTH AMERICA, LLC

555 Wireless Blvd.

Hauppauge, New York 11788

March 31, 2025

BY EMAIL AND OVERNIGHT DELIVERY; RETURN RECEIPT REQUESTED

Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, California 92121

Attention: Clay Crolius, Secretary

Re:     Section 220 Demand

Ladies and Gentlemen:

Pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”) and the common law of the State of Delaware, and under oath, Orbic North America, LLC (the “Orbic”), a holder of record of 1,000 shares of common stock of Sonim Technologies, Inc., a Delaware corporation (“Sonim”), hereby demands the right, during the usual hours for business, to inspect each of the following records and documents of Sonim and its subsidiaries and to make copies or extracts therefrom:

1.  A complete record or list (in paper and electronic format) of stockholders of outstanding shares of common stock of Sonim, certified by Sonim or its transfer agent (Equiniti Trust Company, LLC), showing the name and address of each stockholder, the number of shares of common stock registered in the name of each stockholder, and whether such shares of common stock are subject to a stop order or other transfer restriction, as of March 31, 2025, or, if not available as of that date, the next most recent date at which it is available, and as of the time of each inspection (each such date, an “Inspection Date”).

2.  All information in Sonim’s possession or control or which can reasonably be obtained from nominees of any central certificate depository system, as of March 31, 2025, or, if not available as of that date, the next most recent date at which it is available, and as of the Inspection Date, concerning the number and identity of the actual beneficial owners of Sonim common stock, including a breakdown of any holdings in the name of Cede & Co. and any other similar nominees, any and all lists of non-objecting beneficial owners of the Sonim’s common stock and a list or lists containing the name, address and number of shares attributable to any participant in any Sonim employee stock ownership, stock incentive or comparable plan in which the voting of such stock is controlled, directly or indirectly, individually or collectively, by the participants in the plan.

3.  A complete copy of Sonim’s Bylaws, as in effect as of the Inspection Date.

4.  Minutes of all meetings of stockholders and the signed consents evidencing all action taken by stockholders without a meeting, in each case for the 3 years preceding the date hereof.

5.  All communications in writing or by electronic transmission to stockholders generally within the past 3 years preceding the date hereof.

6.  All minutes of any meeting of the board of directors or any committee of the board of directors and records of any action of the board of directors or any such committee within the past 3 years preceding the date hereof.

Sonim Technologies, Inc.

March 31, 2025

7.  All materials provided to the board of directors or any committee of the board of directors in connection with actions taken by the board of directors or any such committee within the past 3 years preceding the date hereof.

8.  Any agreement entered into under §122(18) of the DGCL.

9. All additions, changes and corrections to any and all information referred to in paragraphs 1 through 8 above through the date the undersigned requests termination of the transmission of such material.

Orbic further demands that modifications, additions or deletions to any and all information referred to in paragraphs 1 through 20 above be furnished to Orbic on a weekly basis until August 31, 2025, as such modifications, additions or deletions become available to Sonim or its agents or representatives.

Orbic will bear Sonim’s reasonable costs in connection with the production of the requested information.

The purpose of this demand is to permit Orbic to: (i) communicate with other Sonim stockholders on matters reasonably relating to Orbic’s interests as a stockholder of Sonim, including matters in connection with the 2025 annual meeting of stockholders of Sonim to consider and vote upon the election of directors and other matters that may come before such annual meeting; (ii) communicate with other Sonim stockholders concerning other transactions that Orbic may propose to them involving their ownership in Sonim common stock; and (iii) furnish other Sonim stockholders materials prepared by Orbic in furtherance of such communications and other transactions.

Pursuant to the DGCL, Sonim is required to respond to this demand within five business days of the date hereof. Please advise our legal counsel, Richard F. Langan, Jr. of Nixon Peabody LLP by email at rlangan@nixonpeabody.com or telephone at (212) 940-3140, not later than April 7, 2025, where and when information will be available to the undersigned and the designated agents of the undersigned. If Sonim considers that this request is incomplete or otherwise deficient in any respect please notify Orbic immediately in writing, with a copy to Richard F. Langan, Jr. of Nixon Peabody LLP, setting forth the facts that Sonim contends supports its position and specifying any additional information believed to be required. In the absence of such prompt notice, Orbic will assume that Sonim agrees that this request complies in all respects with the requirements of the DGCL. Orbic reserves the right to withdraw or modify this request at any time.

The undersigned hereby designates Nixon Peabody LLP and Richards, Layton & Finger, P.A. and their respective partners, employees and any other persons to be designated by any of them, acting together, singly or in combination, to conduct the inspection, copying and making of extracts herein demanded.

This demand is made under oath pursuant to Section 220 of the DGCL and, as in the accompanying affidavit, the undersigned affirms the statements made herein under penalties of perjury under the laws of the United States and of the State of New York.

Sonim Technologies, Inc.

March 31, 2025

Please acknowledge receipt of this letter by signing the enclosed copy of this letter in the place indicated below.

Very truly yours,

ORBIC NORTH AMERICA, LLC

By:	/s/ Parveen Narula
Name:	Parveen Narula
Title:	Chief Executive Officer

Enclosure

cc:	The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801

William N. Haddad, Esq.
Kirill Y. Nikonov, Esq.
Venable LLP
151 W. 42nd Street, 49th Floor
New York, NY 10036

Richard F. Langan, Jr., Esq.
Conrad R Adkins, Esq.
Nixon Peabody LLP
Tower 46, 55 West 46th Street,
New York, NY 10036-4120

Michael D. Allen, Esq.
Richards, Layton & Finger, P.A.
920 N. King Street
Wilmington, DE 19801

Receipt of delivery of a signed and notarized copy of this letter to Sonim Technologies, Inc.

By:
Name:
Title:
Date:

Sonim Technologies, Inc.

March 31, 2025

STATE OF NEW YORK	)
) SS.
COUNTY OF NASSAU	)

Parveen Narula, having been first duly sworn according to law, under penalties of perjury under the laws of the United States and of the State of New York, hereby deposes, affirms and says that he is the Chief Executive Officer of, that is authorized on behalf of Orbic North America LLC to execute the foregoing demand for stock list and Bylaws and to make the demands, designations, authorizations and representations contained therein, and that the facts and statements contained in the foregoing demand for stock list and Bylaws are true and correct.

/s/ Parveen Narula
Parveen Narula

SWORN TO AND SUBSCRIBED before me this 31st day of March, 2025.

/s/ Eileen Lever
Notary Public